SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported) July 21, 2005

STANDARD MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-20882	35-1773567

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 574-6200
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.
     See Item 2.01 below.
Item 2.01 – Completion of Acquisition or Disposition of Assets.
     On July 21, 2005, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rainier Acquisition Corporation (“Merger Sub”), Rainier Home Health Care Pharmacy, Inc. (“Rainier”), and John Tac Hung Tran, Cynthia J. Wareing-Tran and The Jonathan Tran Irrevocable Trust, u/a/d 8/23/2004 (the “Trust”). Mr. Tran, Ms. Tran and the Trust were the shareholders of Rainier.
     Pursuant to the Merger Agreement, on July 21, 2005, Merger Sub was merged with and into Rainier, and Rainier became a wholly owned subsidiary of the Registrant.
Rainier
     Rainier engages in business as a long term care pharmacy that primarily markets drug therapy to long term care facilities such as nursing homes and assisted living facilities, principally in the Seattle, Washington area.
Merger Consideration
     At the effective time of merger, the outstanding common shares of Rainier were converted into a right to receive:

(i)	an aggregate of $7,000,000 in cash;
(ii)	an aggregate of 762,195 of the Registrant’s common shares;
(iii)	notes due July 21, 2008 in the aggregate principal amount of $1,500,000; and
(iv)	the annual earn-out payments described in Item 2.03 .
     The Registrant also assumed $1,000,000 of debt of Rainier.
     The Registrant paid the cash portion of the merger consideration from its cash on hand.
Other Material Terms of the Merger Agreement
     In connection with the execution of the Merger Agreement, the Registrant and the former shareholders of Rainier entered into a voting trust agreement. The voting trust agreement names Ronald D. Hunter as voting trustee and grants the trustee full power to vote the shares. The voting trust agreement terminates on the earlier of:

•	July 21, 2015; or
•	The later of:

º	the date Mr. Tran is no longer employed by Rainier; or

º	the date on which the former Rainier shareholders own in the aggregate less than 5% of the outstanding shares of the Registrant.
     Until July 21, 2008, the Merger Agreement prohibits the former shareholders of Rainier and their affiliates from competing with Rainier or soliciting any customer of Rainier in the State of Washington.
     In the event the former shareholders of Rainier desire to sell any of the Registrant’s shares received by them in the merger to raise funds to satisfy their income tax liability arising from the merger, the Merger Agreement gives the Registrant the option to:
•	repurchase a sufficient number of shares from the former Rainier shareholders to satisfy their tax liability, at the greater of the then market value of the shares or $3.28 per share: or
•	register a sufficient number of the shares of the former Rainier shareholders under the Securities Act to permit the former Rainier shareholders to sell shares on the open market to raise funds to satisfy their tax liabilities.
John Tran Employment Agreement
     In connection with the merger, Rainier entered into an employment agreement with John Tac Hung Tran. Rainier hired Mr. Tran to serve as President of Rainier. He will receive an annual salary of $180,000 together with a benefits package, which includes an incentive bonus and options to purchase 50,000 shares of the Registrant at a price of $2.31 per share. The employment agreement has an initial term of three years and renews automatically for one year periods if not terminated by one of the parties.
Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.
     See Item 2.01 above.
     Rainier issued a Secured Subordinated Promissory Note (“Note”) to John Tac Hung Tran, Cynthia J. Wareing-Tran and the Trust. The original principal amount of the Note is $1,500,000 payable, together with 7% interest, on or before July 21, 2003.
     The former shareholders of Rainier are entitled to receive certain earn-out payments based on Rainier’s performance in the calendar years 2005, 2006 and 2007. If Rainier achieves earnings before interest expense, income tax expense, depreciation and amortization (“EBITDA”) that exceeds certain specified target levels, the former Rainier shareholders receive three times the amount of the excess. The target levels are:
•	For 2005, $1,800,000;
•	For 2006, $2,160,000; and
•	For 2007, $2,592,000.

For 2005, the former Rainier shareholders receive six times the first $166,667 excess over the target EBITDA and three times the balance of the excess. The amount of the earn-out payment will be added to the principal balance of the Note and will be payable on December 31 of the year that is three years after the year in which the earn-out payment is earned.
     If the average closing price of the Registrant’s shares is less than $3.28 per share for the ten trading day period ending August 3, 2007, the Merger Agreement requires the Registrant to pay to the former shareholders of Rainier an additional amount in cash or in the Registrant’s shares at the option of the Registrant. The additional amount per share will be equal to the excess of $3.28 over the average closing price for that ten trading day period, less any amount in excess of $3.28 per share received by the former Rainier shareholders on any prior sale by them of the Registrant’s shares.
Item 3.02 – Unregistered Sales of Equity Securities.
     See Items 2.01 and 2.03 above.
     The Registrant issued the securities described in Items 2.01 and 2.03 to the three former shareholders of Rainier in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933. The securities described are restricted securities within the meaning of Rule 144 under the Securities Act, and the certificates representing the securities bear a legend stating that the securities are subject to restrictions on transfer.
Item 9.01 – Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Exhibits. The following exhibits are filed with this Report:

2.1 – Agreement and Plan of Merger, dated July 22, 2005, among the Registrant, Rainier Acquisition Corporation, Rainier Home Health Care Pharmacy, Inc., and John Tac Hung Tran, Cynthia J. Wareing-Tran and The Jonathan Tran Irrevocable Trust, u/a/d 8/23/2004

99.1 – Press Release of Standard Management Corporation (July 21, 2005)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION
	By:	/s/ Stephen M. Coons
		Name:	Stephen M. Coons
Dated: July 27, 2005		Title:	Executive Vice President and General Counsel

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